Exhibit 10.45

                                Letter Agreement
                        Amendment to Employment Agreement
               Between U.S. Gold Corporation and William W. Reid

     The Employment Agreement dated January 1, 1994 as Amended effective July 21, 1998 (the "Employment Agreement") between U.S. Gold Corporation, a Colorado corporation (the "Employer") and William W. Reid (the "Employee") is hereby amended effective as and from January 1, 2003.

     Whereas, for good and valuable consideration, the receipt and adequacy of which are acknowledged, Employer and Employee hereby agree to Amend the Employment Agreement as follows:

A.   Section 3.1 Compensation is amended to read as follows:

3.1 Compensation (a) Effective from January 1, 2003, as Compensation for services rendered under this Agreement, the Employee shall receive a salary of $225,000 per annum and such salary amount shall no longer be subject to automatic annual increases based upon increases in the Consumer Price Index. (b) Employee's salary shall be paid in equal semi-monthly installments in accordance with Employer's normal practices. (c) The salary provided in this subsection shall in no way be deemed exclusive and shall not prevent Employee from participating in any other compensation or benefit plan of Employer.

Except as specifically set forth in this Amendment, all provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREFOF, Employer and Employee have executed this Amendment effective as of the date first set forth above.

/s/ John W. Goth
EMPLOYER
U.S. Gold Corporation, a Colorado corporation
By John W. Goth, Member of Compensation Committee of the Board of Directors

/s/ William W. Reid

EMPLOYEE
William W. Reid